EXHIBIT 23.5

                         CONSENT OF RICHARD D. DARRELL

     The undersigned hereby consents to the references in this registration statement to the undersigned as becoming a director of the registrant upon closing of the Offering to which this registration statement relates.

                                          /s/ RICHARD D. DARRELL
                                              RICHARD D. DARRELL

Houston, Texas
April __, 1997